Exhibit 99

Titan Tire Announces Purchase of Denman Tire Assets

QUINCY, Ill. - May 20, 2010 - On Wednesday, May 19, 2010, in Federal Bankruptcy Court, Titan Tire Corporation, a subsidiary of Titan International, Inc., was the high bidder for certain Denman Tire assets, including its name, tire specifications, patents, molds, various bladder tooling, customer lists and other items for approximately $4.4 million U.S. Dollars (USD). Denman, a producer of specialty tires, had estimated sales of $75 million USD in 2008. The purchase did not include any machinery, land or buildings.
“Closing should take place within the next week. Titan plans to move the assets and should be in production within 30 days and able to fill orders for customers,” said Chairman and CEO Maurice M. Taylor Jr. “This acquisition fulfills some needs in our product range in underground mining and specialty tires. Overall, I believe it was a good investment for Titan, that it will lead to exposure to new customers and drive sales of other Titan product.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

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